Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Steven T. Sobieski	Kevin McGrath
Chief Financial Officer	Cameron Associates
(908) 947-1106	(212) 245-8800
ssobieski@lifecell.com	kevin@cameronassoc.com

LIFECELL REPORTS PRELIMINARY FOURTH QUARTER 2006 REVENUES
AND PROVIDES 2007 FINANCIAL GUIDANCE

BRANCHBURG, NJ, January 8, 2007 -- LifeCell Corporation (NASDAQ: LIFC) today reported preliminary unaudited revenues for the fourth quarter ended December 31, 2006 and provided financial guidance for the year ending December 31, 2007. Paul Thomas, President and Chief Executive Officer, and Steven Sobieski, Chief Financial Officer, will host a conference call today at 10:00 a.m. Eastern time to discuss fourth quarter preliminary revenues and expected financial performance for 2007.

2006 Preliminary Product Revenues

Preliminary product revenues for the fourth quarter were $39.2 million, up 45% compared to $27.0 million reported for the same period in 2005. The increase in product revenue was primarily due to a significant increase in demand for the Company’s flagship reconstructive surgical product, AlloDerm® Regenerative Tissue Matrix, which increased 53% to $33.8 million in the current quarter compared to $22.0 million in the fourth quarter of 2005. Orthopedic product revenues, which include GraftJacket® and AlloCraft™DBM, increased 39% to $2.8 million in the quarter from $2.0 million in the fourth quarter of 2005. GraftJacket® represented $2.3 million of orthopedic product revenues in the quarter compared to $1.6 million in the prior year quarter. Repliform® revenues were $2.0 million in the fourth quarter of both years.

Preliminary product revenues for full-year 2006 were $140.5 million, up 51% compared to $93.3 million in 2005. AlloDerm® product revenues increased 62% to $119.3 million compared to $73.8 million in 2005. Orthopedic product revenues increased 25% to $9.7 million in the year from $7.8 million in 2005. GraftJacket® represented $8.1 million of orthopedic product revenues in the year compared to $6.3 million in the prior year. Repliform® revenues were $8.0 million compared to $7.1 million in 2005.

The Company anticipates full-year 2006 diluted net income per share to be in the previously guided range of $0.57 to $0.59. The Company has not completed the preparation of its financial statements for 2006 and additional details with respect to 2006 results of operations are not yet available. The Company plans to release fourth quarter and full year 2006 actual results after the completion of its annual audit.

-more-

2007 Financial Outlook

For the full-year 2007, the Company anticipates product revenues in the range of $175.0 million to $182.0 million, which represents expected annualized growth between 25% and 30% compared with preliminary 2006 product revenues of $140.5 million. The Company expects its product revenue mix in 2007 to be approximately 89% reconstructive, 6% orthopedic and 5% urogynecology.

Paul Thomas, President and CEO, commented, “We expect that product revenue growth in 2007 will be driven by continuing market penetration in challenging hernia repair and breast reconstruction procedures. We expect the momentum we saw in 2006 to continue in each of these key markets in 2007.”

The Company expects 2007 operating income in the range of $42.5 million to $45.0 million with diluted net income per share projected to be in the range of $0.73 to $0.77.

Mr. Thomas noted, “We remain committed to increasing market share in our key markets and delivering solid operating margins, while increasing our investment in research and product development and clinical programs.” The Company expects net research and development spending in 2007 to represent approximately 10 - 11% of expected 2007 product revenue.

Conference Call

As previously announced, the Company will host a live conference call today at 10:00 a.m. Eastern time. The dial-in number for the live call is (800) 811-8830 /domestic or (913) 981-4904 /international. A simultaneous webcast of the call will be available via LifeCell’s website at www.lifecell.com Corporate Information - Investor Relations.

A recording of the live-call will be available through January 15, 2007. The dial-in number to listen to the recording is (888) 203-1112 or (719) 457-0820. The replay access code is 8496392.

About LifeCell

LifeCell develops and markets products made from human tissue for use in reconstructive, orthopedic and urogynecologic surgical procedures. The Company's patented technology produces a unique regenerative human tissue matrix -- a complex three-dimensional structure that contains an array of proteins, growth factor binding sites and vascular channels -- that provides a complete template for the regeneration of normal human tissue. LifeCell’s current products include: AlloDerm® for plastic reconstructive, general surgical, burn and periodontal procedures; Cymetra®, a particulate form of AlloDerm suitable for injection; GraftJacket® and GraftJacket® Xpress for orthopedic applications and lower extremity wounds; AlloCraft™DBM, for bone grafting procedures; and Repliform® for urogynecologic surgical procedures. LifeCell markets AlloDerm for plastic reconstructive, general surgical and burn applications through its direct sales organization. The Company’s strategic sales and marketing partners include: Wright Medical Group, Inc. for GraftJacket, Stryker Corporation for AlloCraftDBM, Boston Scientific for Repliform, and BioHorizons for periodontal applications of AlloDerm. The Company's research and development initiatives include programs focused on extending the use of its regenerative tissue matrix products into new surgical applications, leveraging its core technology to other tissues, including non-human tissues and expanding its product line in the rapidly growing biosurgery market. LifeCell maintains a website at www.lifecell.com.

-more-

Forward-looking Statements

The 2006 financial results contained in this news release are subject to finalization in connection with the preparation of our Annual Report on Form 10-K for the year ended December 31, 2006. This release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as our preliminary 2006 product revenues and guidance for 2006 and 2007 financial operating results. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the failure to maintain or increase revenues from the sale of our AlloDerm products; the failure to comply with government regulations, including the FDA; claims for damages by third-parties, including product liability claims;  our dependence on a limited number of sources for human cadaveric tissue; negative publicity about the use of donated human tissue in medical procedures; our ability to increase market penetration of our current products and to develop and commercialize new products; changes in third party reimbursement practices; the failure of third party sales representatives and distributors to adequately promote, market and sell our products; our inability to protect our intellectual property; the effects of competition; and the other factors listed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2005 and our other filings with the Securities and Exchange Commission. We assume no obligation to update the information contained in this news release.

- ### -